Exhibit 10.27

AMENDMENT TO LEASE

This Amendment to Lease (this “Amendment”) is made as of June 30, 2015 by and between BULFINCH SQUARE LIMITED PARTNERSHIP, a Massachusetts limited partnership (“Landlord”) and Healthcare Ventures, LLC a Delaware limited liability company “Tenant”).

WHEREAS, Landlord and Tenant are parties to that certain Lease dated, March 30, 2012 pursuant to which Tenant has leased from Landlord certain premises on the first (1st) floor of the Building located at 47 Thorndike Street, Cambridge, Massachusetts, as more particularly described in the Lease; and

WHEREAS, the term of the Lease is scheduled to expire on March 31, 2016; and

WHEREAS, Landlord and Tenant desire to extend the term of the Lease upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the foregoing and for other consideration the mutual receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree that the Lease is hereby amended as follows:

1.             Capitalized terms used and not otherwise defined in this Amendment shall have the meanings attributed to them in the Lease.

2.             The definition of “Original Term” in Section 1.1 of the Lease is hereby deleted and replaced with the following:

The period commencing on the Commencement Date and expiring on June 30, 2016.

3.             The definition of “Annual Fixed Rent” in Section 1.1 of the Lease is hereby amended to reflect that the Annual Fixed Rent for the period commencing on April 1, 2016 and expiring on June 30, 2016 shall be as follows:

Period	Rent Per Square Foot of Premises Rentable Area Per Annum	Annual Fixed Rent	Monthly Installment
5/1/16 — 7/31/16	$31.00	$98,394.00	$8,199.50

4.             Tenant currently occupies the Premises and is agreeing to an extension of the term as herein provided with the Premises being in “as is” condition.

5.             The date of the “Extension Notice” in Section 2.3 is hereby amended to reflect January 15, 2016 as the final notice date for Tenant to notify Landlord of its intent to extend its Lease.

6.             Tenant warrants and represents that it has dealt with no broker in connection with the execution of this Amendment other than Transwestern, RBJ , representing Tenant, and Hammond Real Estate, representing Landlord (the “Brokers”), and in the event of any brokerage claims or liens, other than by the Brokers, against Landlord or the Property predicated upon or arising out of prior dealings with Tenant, Tenant agrees to defend the same and indemnify and hold Landlord harmless against any such claim, and to discharge any such lien. Landlord shall pay the brokerage commission due the Brokers in connection with this Amendment pursuant to a separate agreement between Landlord and Hammond Real Estate.

7.             As amended hereby, the Lease is hereby ratified and confirmed.

IN WITNESS WHEREOF, the parties have hereto executed this Amendment as of the date first above appearing.

LANDLORD:

BULFINCH SQUARE LIMITED PARTNERSHIP

By:	Courthouse Associates, Inc., its general partner

	By:	/s/ Kenneth Krozy
Kenneth Krozy
Vice President

TENANT:

Healthcare Ventures, LLC

	By:	/s/ Robert Steinberg
Name: Robert Steinberg
Vice President - Operations